UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2015

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 14, 2015, TriGen Insurance Solutions, Inc. (“TriGen”), a wholly-owned subsidiary of Patriot National, Inc. (the “Company”), entered into an asset purchase agreement (the “Restaurant Coverage Purchase Agreement”) with Restaurant Coverage Associates, Inc., a New Jersey corporation (“Restaurant Coverage Associates”), and the equity holders of Restaurant Coverage Associates, pursuant to which TriGen acquired substantially all of the assets of Restaurant Coverage Associates.

On August 14, 2015, Patriot Risk Services, Inc. (“PRS”), a wholly-owned subsidiary of the Company, entered into an asset purchase agreement (the “Risk Control Purchase Agreement” and together with the Restaurant Coverage Purchase Agreement, the “Purchase Agreements”) with an affiliate of Restaurant Coverage Associates, Risk Control Associates, Inc., a New Jersey corporation (“Risk Control Associates” and together with Restaurant Coverage Associates, the “RCA Entities”), and the equity holders of Risk Control Associates, pursuant to which PRS acquired substantially all of the assets of Risk Control Associates.

Pursuant to the Purchase Agreements, the RCA Entities will be entitled to a combined total purchase price of up to $3,500,000, which includes a payment by TriGen to Restaurant Coverage Associates of $750,000 in cash at closing and a payment by PRS to Risk Control Associates of $250,000 in cash at closing. In addition, the RCA Entities will be entitled to a combined earn-out payment of up to $2,500,000 approximately one year after closing, subject to reduction on a pro-rata basis if combined EBITDA within a twelve-month measurement period does not meet certain targets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: August 17, 2015	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary